Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
United Helium, Incorporated:

We hereby consent to the use in the Registration Statement on Form S-1 (the “Registration Statement”) of our report dated October 30, 2013, relating to the balance sheet of United Helium, Incorporated, an exploration stage company, (the “Company”) as of April 30, 2013 and the related statements of operations, stockholders’ deficit and cash flows for the period from April 9, 1998 (inception) through April 30, 2013, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Shelley International CPA
Shelley International CPA

Mesa, Arizona
December 2, 2013